Exhibit 99.1


Other Reporting Persons:
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1)  Uni Capital GP LLC
General Partner of Uni Capital LP
7111 Valley Green Road, Fort Washington, PA 19034

2)  Reid S. Buerger
Sole Board member of Uni Capital GP LLC
7111 Valley Green Road, Fort Washington, PA 19034